Exhibit 3.110

ARTICLES OF ORGANIZATION

OF

AEROSPACE VENTURES, LLC

July 11, 2001

The undersigned, desiring to form a limited liability company (herein the “Company”) under and pursuant to the Limited Liability Company Law of the State of Ohio (Chapter 1705 of the Ohio Revised Code), does hereby state:

ARTICLE ONE

The name of the Company shall be:

AEROSPACE VENTURES, LLC

ARTICLE TWO

The period of the Company’s duration shall be perpetual, except that the Company may be dissolved pursuant to the terms of any operating agreement entered into by and among its members.

IN WITNESS WHEREOF, I have hereunto subscribed my name as the Authorized Representative on this 11th day of July, 2001.

By:	/s/ Lee S. Walko
Lee S. Walko, Authorized Representative